Exhibit 10.14.5

Date:	May 3, 2012

To:	Management Metric Based Bonus (MBB) Participants

From:	Jim Lejeal

Regarding:	Q1 & Q2 FY13 MBB Structure and Goal

For FY13, we are implementing a slight change to the MBB program.  Instead of paying against quarterly total product bookings performance like we have in past quarters, we will now pay against total product bookings performance measured for the 1st half of the year.

We believe this change better aligns the company with performance metrics and objectives outlined in our 1H FY13 operating plan approved by our Board of Directors.

Rally will still pay the MBB on a quarterly basis using the following guidelines:

•                  The Q1 MBB payment will be paid to participants at 100% of performance provided that the company exceeds 85% of new product bookings quota amount for Q1.

•                  The Q2 MBB payment will be paid to participants according to the company’s performance against the total product bookings quota amount for the first 6 months of the fiscal year.

•                  The Company must achieve 90% of the 1H new product bookings for the Q2 portion of the MBB to be paid.

The intent is to align MBB participants with the sales team’s bookings objectives for the 1H period.

Quota amounts for Q2 are not determined until mid-month of the first month of the quarter (May ’12) so as a result the final MBB target numbers for Q2 will be communicated as soon as possible at the Monday morning management meeting.

Payment Conditions:

We will have a new bookings threshold for Q1 and Q2 of 85% and 90%, respectively.

Further, a total payment cap will be set at 125%.

A “true-up” will take place on the Q2 payment.

•                  For example, if the Company performs to 115% of product bookings for 1H 2013 and 100% was paid for Q1 the additional 15% due on Q1 will be paid with the Q2 payment.

Note that in the unlikely event the 90% of 1H 2013 bookings is not attained the Q1 bonus will be deemed earned based on achieving the 85% milestone for Q1.

Anticipated Payout Date:

It is anticipated Rally will pay Q1 on May 15th, 2012 and Q2 on August 31st, 2012.